Exhibit 2.1

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 2, dated January 5, 2018 (this “Amendment”) to the AGREEMENT AND PLAN OF MERGER (the “Merger Agreement”), dated as of July 25, 2017 and amended as of September 14, 2017 (the “First Amendment”), is made by and among Cooltech Holding Corp., a Nevada corporation (the “Company”), InfoSonics Corporation, a Maryland corporation (“Parent”), and InfoSonics Acquisition Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”). Parent, Merger Subsidiary, and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. To the extent that capitalized terms are not defined in the text of this Amendment, such terms have the meanings set forth in the Merger Agreement.

RECITALS

A.Parent, the Company and Merger Subsidiary are parties to the Merger Agreement.  Under the Merger Agreement, Parent had agreed to issue 12,500,000 (post 1:5 reverse split) shares of Parent Common Stock to the Company’s stockholders as the merger consideration (the “Original Merger Consideration”).

B.The Parties subsequently amended the Merger Agreement on September 14, 2017 to, among other things, detail the allocation of the Merger Consideration, cancel outstanding Company warrants, and revise the number of Company nominees from three to four to be appointed to the Board of Directors of Parent upon completion of the Merger.

C.Subsequent to the execution of the First Amendment, (A) the Company’s wholly owned subsidiary, OneClick International, LLC, a Florida limited liability company (“OneClick”) entered into an agreement with Delavaco Partners Inc. (the “One Click Agreement”) pursuant to which its purchase of certain assets/companies from Delavaco Partners Inc. were unwound (the “Excluded Property”); and (B) Parent has reduced the Merger Consideration set forth in the Merger Agreement by 3,125,000 (“Excluded Property Consideration”) to 9,375,000 (each post 1:5 reverse split) shares of Common Stock (the “New Merger Consideration”) to reflect that the Excluded Property is no longer part of the merger transaction at the Closing.

D.The Excluded Property is set forth in an Option Agreement pursuant to which OneClick, subject to several conditions precedent to exercise, including, without limitation, post-Closing Parent Board approval (and such other votes and approvals, regulatory or otherwise), has the option to purchase the Excluded Property after the Closing and thereafter issue the Excluded Property Consideration.

E.Subject to the satisfaction of each of the conditions to closing, including, without limitation, Parent’s receipt of an updated fairness opinion from Stout, Risius, Ross LLC, Parent Board of Directors approval and Parent Special Committee approval, the Parent and the Company desire to adopt the New Merger Consideration payable upon closing of the Merger.

F.The Parties desire to further amend the Merger Agreement in accordance with Section 11.03 of the Merger Agreement as set forth herein.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

AMENDMENTS

Section 1.1Amendment for Reverse Stock Split.  All references to Parent’s Common Stock in the Merger Agreement not set forth in this Amendment will be, and hereby are, adjusted to reflect the one-for-five reverse stock split effected by Parent on October 10, 2017.  All references to Parent’s Common Stock in this Amendment give effect to such reverse stock split.  Any additional reverse stock splits or other splits, stock dividends or the like that occur after the date of this Amendment shall also adjust, as appropriate, the Merger Consideration and the Excluded Property Consideration.

Section 1.2Amendment to Section 2.02(b).  Section 2.02(b) of the Merger Agreement, will be, and hereby is, amended by adding the below as subsection (iv) as follows and renumbering all subsections thereafter accordingly:

“(iv) an updated fairness opinion from Stout, Risius, Ross LLC with respect to the Merger Consideration; and

Section 1.3Amendment to Section 2.03.  Section 2.03 of the Merger Agreement will be, and hereby is, amended and restated in its entirety as follows:

“At the Effective Time:

(a) Except as provided in this Section 2.03, all outstanding shares of Company Stock (on an “as converted” basis, with respect to the Company’s outstanding Series A Convertible Preferred Stock), shall be converted into the right to receive an aggregate of 9,375,000 shares of Parent’s Common Stock (which may include, on an “as converted” basis, a certain number of shares of Parent’s Series A Convertible Preferred Stock (convertible on a share for share basis into Parent Common Stock), at the election of any Company Shareholder who, as a result of receiving shares of Parent’s Common Stock, would own in excess of 4.99% of Parent’s issued and outstanding Common Stock) (the “Merger Consideration”).  As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration and the right to receive any dividends or distributions pursuant to Section 2.04(f), in each case to be issued or paid in accordance with Section 2.04, without interest.

(b) The Merger Consideration shall be allocated as follows: (i) holders of an aggregate of 2,275,222 shares of Company Stock issued between April 2017 and June 2017 in connection with the Company’s private placement (the “Private Placement Shares”) shall be entitled to receive, on a pro rata basis, an aggregate of 2,437,738 shares of Parent’s Common Stock (or the equivalent, on an “as converted” basis, of Parent’s Series A Convertible Preferred Stock) and (ii) holders of shares of Company Stock, including shares of the Company’s outstanding shares of Series A Convertible Preferred Stock (calculated on an “as converted” basis) that are not Private Placement Shares shall be entitled to receive, on a pro rata basis, an aggregate of 6,937,262 shares of Parent’s Common Stock (or the equivalent, on an “as converted” basis, of Parent’s Series A Convertible Preferred Stock).

(c) All such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration and the right to receive any dividends or distributed pursuant to Section 2.04(f), in each case to be issued or paid in accordance with Section 2.04, without interest.

(d) Each share of Company Stock held by the Company as treasury stock or owned by Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(e) Each share of Company Stock held by any Subsidiary of either the Company or Parent immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(f) Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.”

Section 1.4Amendment to Section 10.01(b)(i).  Section 10.01(b)(i) of the Merger Agreement will be, and hereby is, amended and restated in its entirety as follows:

“(i) the Merger has not been consummated on or before March 14, 2018 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated on or before the End Date;”

Section 1.5Amendment to Company Disclosure Schedule.  The Company Disclosure Schedule shall be amended as set forth on the Amended Company Disclosure Schedule attached hereto as Exhibit A.

ARTICLE II

CONDITIONS AND FURTHER AGREEMENTS

Section 2.1Offering.  No later than January 19, 2018 (the “Funding Date), Parent shall offer and sell in a private placement (the “Offering”) solely to accredited investors (each, an “Investor” and, collectively, the “Investors”) and such Investors shall purchase, (i) three-year 0% senior convertible notes in the aggregate principal amount of One Million ($1,000,000) (the “Notes”), which shall be convertible at a per share price equal to 105% of the consolidated closing bid price on the date prior to execution of the governing purchase, as reported by the NASDAQ Capital Market and (ii) issued warrant to purchase up to 100% of such number of shares into which such purchased note is convertible at a per share price equal to 110% of the consolidated closing bid price on the date prior to execution of the governing purchase, as reported by the NASDAQ Capital Market.

Section 2.2Failure to Fund Offering. In the event the Investors fail to fund the Offering by the Funding Date, the amendments provided for in Sections 1.6 and 1.7 hereof shall be of no further force or effect.  In addition, the extension of the Termination Date to March 14, 2018 (the “Extended Termination Date”) in that certain Escrow Agreement dated August 2, 2017, as amended on December 31, 2017 (the “Escrow Agreement”) and that certain Securities Purchase Agreement dated August 2, 2017, as amended on December 31, 2017 (the “SPA”) shall be of no further force or effect.

Section 2.3Failure to Consummate Offering.  In the event Parent fails to offer the Notes by the Funding Date through no fault of the Investors or the Company (i) the amendments provided for in Article I hereof shall remain in full force and effect and (ii) the Extended Termination Date in the Escrow Agreement and SPA shall remain in full force and effect.

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1Confirmation.  Except as modified herein, all terms and provisions of the Merger Agreement (including the exhibits and schedules thereto) are unchanged and remain in full force and effect.

Section 3.2Entire Agreement.  This Amendment and the Merger Agreement (as amended hereby) constitute the entire agreement between the Parties with respect to the subject matter of this Amendment and the Merger Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of hereof.

Section 3.3Amendments and Waivers.  No amendment of any provision of this Amendment shall be valid unless the same shall be in writing and signed by each Party.  No failure on the part of any Party to exercise any power, right, privilege or remedy under this Amendment, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Amendment, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

Section 3.4Counterparts.  This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures received as a “.pdf” attachment to electronic mail shall be treated as original signatures for all purposes of this Amendment.  This Amendment shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other Parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Amendment shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 3.5Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state (except that the provisions of the laws of the State of New York shall apply with respect to the effectiveness of the Merger, fiduciary duties and any provisions set forth herein or in the Merger Agreement that are required to be governed by such laws or where such laws are otherwise mandatorily applicable to the transactions contemplated hereby).

[Signatures follow on next page]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered as of the date and year first above written.

COOLTECH HOLDING CORP.

By: /s/ Mauricio Diaz

Name: Mauricio Diaz

Title: Chief Executive Officer

INFOSONICS CORPORATION

By: /s/ Vernon A. LoForti

Name: Vernon A. LoForti

Title:   Vice President, Chief Financial Officer and

            Corporate Secretary

INFOSONICS ACQUISITION SUB, INC.

By: /s/ Vernon A. LoForti

Name: Vernon A. LoForti

Title:   Secretary

Exhibit A

Amended Company Disclosure Schedule

Section 4.21(a)(xix) of the Company Disclosure Schedule is hereby amended to add the following Material Contracts:

The OneClick Agreement between OneClick International LLC and Delavaco Partners, Inc. dated January 5, 2018.

The Option Agreement between OneClick and Delavaco Partners, Inc. dated January 5, 2018.